Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-264328, 333-261840, 333-255254, 333-237344, 333-230538, 333-223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-181327, 333-180212, 333-172967, 333-165536, 333-158394, 333-149790, 333-141797, 333-132957, 333-123753, and 333-116867) on Form S-8 and 333-249952 on Form S-3 of Marchex, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Marchex, Inc., appearing in this Annual Report on Form 10-K of Marchex, Inc. for the year ended December 31, 2022.

/s/ RSM LLP US

Seattle, Washington

March 31, 2023